Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calix, Inc.:

We consent to the use of our report dated February 28, 2017, with respect to the consolidated balance sheet of Calix, Inc. and subsidiaries as of December 31, 2016, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows, for the year ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP
San Francisco, California
May 17, 2017